Exhibit 4.5

AMENDMENT

TO RIGHTS AGREEMENT

Amendment, dated as of March 19, 2004 (this “Amendment”), to the Rights Agreement, dated as of May 12, 1987, as amended as of July 31, 1990, July 19, 1996 and May 1, 2002 (the “Rights Agreement”), between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (the “Rights Agent”). Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement which, among other things, governs the terms and conditions under which Rights are exercisable by the holders of Common Shares; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company desires to amend the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. The first sentence of Section 3(a) of the Rights Agreement is hereby amended by deleting the sentence in its entirety and inserting in lieu thereof the following:

Until the earlier of (i) the close of business on the tenth day after the Shares Acquisition Date, or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) to commence a tender or exchange offer, if upon consummation thereof, such Person would be an Acquiring Person (the earlier of the dates referred to in clauses (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares.

2. The first sentence of the legend set forth in Section 3(c) of the Rights Agreement is hereby amended by deleting such sentence in its entirety and inserting in lieu thereof the following:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in the Rights Agreement between Arthur J. Gallagher & Co. (the “Company”) and Computershare Investor Services, LLC (the “Rights Agent”), dated as of May 12, 1987, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company.

3. Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

The Purchase Price for each Common Share shall be $55.00 as of March 19, 2004, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

4. The first sentence of Section 11(a)(ii) of the Rights Agreement is hereby amended by deleting the sentence in its entirety and inserting in lieu thereof the following:

In the event any Person becomes an Acquiring Person, then each holder of a Right (except as provided below) shall thereafter have the right to receive, upon exercise thereof at a price equal to the then current Purchase Price in accordance with the terms of this Agreement, such number of Common Shares as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of Common Shares for which a Right was exercisable immediately prior to the first occurrence of a Person becoming an Acquiring Person and (y) dividing that product (which, following such first occurrence shall thereafter be referred to as the “Purchase Price” for each Right and for all purposes of this Agreement) by 50% of the current per share market price (determined pursuant to Section 11(d)) per Common Share on the date of such first occurrence.

5. Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Shares Acquisition Date, or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.0125 per Right as of March 19, 2004, as

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such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Person becoming an Acquiring Person until such time as the Company’s right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the “current market price”, as defined in Section 11(d), of the Common Shares at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

6. The Form of Rights Certificate attached to the Rights Agreement as Exhibit A is hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof Exhibit A attached hereto.

7. The Summary of Rights to Purchase Common Stock attached to the Rights Agreement as Exhibit B is hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof Exhibit B attached hereto.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

9. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

10. Except as specifically provided in this Amendment to the Rights Agreement, this Amendment shall not by implication or otherwise alter, modify, amend or in any such way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

ARTHUR J. GALLAGHER & CO.

By:	/s/ John C. Rosengren

Name: John C. Rosengren Title: Vice President, General Counsel and Secretary

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Blanche Hurt

Name: Blanche Hurt Title: General Counsel

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Exhibit A

[Form of Rights Certificate]

Certificate No. R-	Rights

NOT EXERCISABLE AFTER MAY 12, 2007 OR EARLIER IF NOTICE OF REDEMPTION IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.             PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERM IS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 11(a)(ii) OF SUCH AGREEMENT.

Rights Certificate

ARTHUR J. GALLAGHER & CO.

This certifies that                     , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of May 12, 1987, as amended (the “Rights Agreement”), between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Delaware limited liability company (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (Chicago, Illinois time) on May 12, 2007 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one fully paid, nonassessable share of the Common Stock, par value $1.00 per share (the “Common Shares”) of the Company, at a purchase price of $             per share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of                      , 200  , based on the Common Shares as constituted at such date.

Upon the occurrence of any Person becoming an Acquiring Person (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person or an Affiliate or Associate of such Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Person becoming an Acquiring Person.

As provided in the Rights Agreement, the Purchase Price and the number of Common Shares or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Secretary of the Company.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the principal office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Common Shares as the Rights evidenced by the Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may, in each case at the option of the Company, be redeemed by the Company at its option at a redemption price of $.             per Right. Immediately upon the action of the Board of Directors of the Company authorizing redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

No fractional Common Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned manually or by facsimile signature by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of                      ,

ATTEST:	ARTHUR J. GALLAGHER & CO.

By:

Name: Title: Secretary		Name: Title:

Countersigned:

[RIGHTS AGENT]

By:

Authorized Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Rights Certificate.)

Please print social security or other identifying number of transferor:                         ; and transferee:                                     .

FOR VALUE RECEIVED                                               hereby sells, assigns and transfers

unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint              Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:	,

Signature

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) this Rights Certificate [    ] is [    ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it [    ] did [    ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:	,

Signature

Signature Guaranteed:

NOTICE

The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to

exercise Rights represented by the

Rights Certificate.)

TO: ARTHUR J. GALLAGHER & CO.

The undersigned hereby irrevocably elects to exercise              Rights represented by this Rights Certificate to purchase the Common Shares issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares (or other securities) be issued in the name of and delivered to:

Please insert social security

or other identifying number:

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security

or other identifying number:

(Please print name and address)

Dated:                     ,

Signature

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Rights Certificate [    ] are [    ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate

or Associate of an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it [    ] did [    ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:	,

Signature

Signature Guaranteed:

NOTICE

The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

Exhibit B

SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

On March 10, 1987, the Board of Directors of Arthur J. Gallagher & Co. (the “Company”) declared a dividend distribution of one Right for each outstanding share of the Company’s common stock, $1.00 par value per share (the “Common Shares”), subject to the approval of the Company’s stockholders, which approval was given at the 1987 Annual Meeting of the Company’s stockholders held on May 12, 1987. The distribution was paid to stockholders of record at the close of business on May 12, 1987. Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $55.00 per share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 12, 1987, as amended (the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as Rights Agent.

Initially, the Rights will be attached to all Common Share certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Shares and the Distribution Date will occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares (the “Shares Acquisition Date”) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer which, if consummated, would result in a person or group beneficially owning 20% or more of the outstanding Common Shares.

Until the Distribution Date, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates issued on or after May 12, 1987 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 12, 2007, unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only Common Shares issued prior to the Distribution Date will be issued with Rights.

In the event that a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the purchase price of the Right. If an insufficient number of Common Shares is authorized for issuance, then the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at a purchase price of $100 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $200 worth of Common Shares for $100. Assuming that the Common Shares had a per share value of $25 at such time, the holder of each valid Right would be entitled to purchase eight Common Shares for $100.

In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is acquired in a merger or other business combination transaction in which the Company is the surviving corporation and all or part of the Common Shares is converted into securities of another entity, cash or other property, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

The purchase price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) if holders of the Common Shares are granted certain rights, options or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

In general, the Company may redeem the Rights in whole, but not in part, at a price of $.0125 per Right (subject to adjustment and payable in cash, Common Shares or other consideration deemed appropriate by the Board of Directors) at any time until ten days following the Shares Acquisition Date. Immediately upon the action of the Board of Directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by stockholders or the Company, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

A copy of the Rights Agreement is available free of charge from the Company. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.